Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is entered into as of May 16, 2013, between Tony Bogolin (the “Employee”) and JBI, Inc. (“JBI”), a Nevada corporation, and amends the Amended and Restated Employment Agreement dated as October 18, 2012 by and between JBI and the Employee (the “Agreement”).

WHEREAS, effective May 3, 2013 (the “Effective Amendment Date”), Employee was appointed to the position of President and Chief Executive Officer of JBI; and

WHEREAS, the parties to this Amendment desire to amend the Agreement to address certain matters in light of Employee’s new position.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.   Section 1.3 of the Agreement is hereby amended and restated to read as follows: “Commencing on the Effective Amendment Date, Employee shall be the President and Chief Executive Officer of the Company.”

2.   Section 1.4 of the Agreement is hereby amended and restated to read as follows:

“Commencing on the Effective Amendment Date, Employee shall have full responsibility for the day-to-day operations of the Company and all authority normally accorded to chief executive officers.  Employee agrees to perform such duties and responsibilities commensurate with the position of chief executive officer as may reasonably be determined by the Company’s Board of Directors.  During Employee’s employment with the Company, Employee will report directly to, and take direction from, the Board of Directors.”

3.   Section 2.1 of the Agreement is hereby amended to increase Employee’s annual base salary, from and after the Effective Amendment Date, to “Two Hundred and Fifty Thousand Dollars ($250,000)”, which amount shall constitute “Base Salary” under the Agreement.

4.   In connection with this Amendment, the Company shall grant to Employee additional options to purchase up to 100,000 shares of the Company’s common stock, which options shall vest in accordance with the following schedule and shall otherwise have the same terms and conditions as the options heretofore granted under the Agreement:

●	50,000 options shares shall vest on the 1st anniversary of the Effective Date; and

●	50,000 options shares shall vest on the 2nd anniversary of the Effective Date.

Not later than five days following the date hereof, the Company will execute and deliver to Employee an Award Agreement which shall fully set forth and govern the terms of the grant of options referenced herein.

5.   In connection with this Amendment, the Company shall pay to Employee a one-time signing bonus in the amount of $50,000 (the “Signing Bonus”). The Signing Bonus shall be paid in a lump sum on the Company’s next payroll date following the date hereof.

6.   Except as expressly modified hereby, the provisions of the Agreement remain in full force and effect.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

7.   This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

JBI, INC.

By:	/s/ Matthew Ingham
Name: Matthew Ingham
Title: Chief Financial Officer

/s/ Tony Bogolin
Tony Bogolin